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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): June 29, 1999
                                                         ----------------

                                  CMGI, INC.
            (Exact name of registrant as specified in its charter)



         Delaware                       0-22846                   04-2921333

     (State or other             (Commission File Number)       (IRS Employer
jurisdiction of incorporation)                               Identification No.)






                   100 Brickstone Square, Andover, MA 01810
             (Address of principal executive offices)  (Zip Code)


      Registrant's telephone number, including area code:  (978) 684-3600
                                                           --------------




                                Not Applicable
         (Former name or former address, if changed since last report)















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Item 5.  Other Events

     CMGI, Inc. has entered into a Purchase and Contribution Agreement dated as of June 29, 1999 by and among itself, Compaq Computer Corporation ("Compaq"), Digital Equipment Corporation, a wholly-owned subsidiary of Compaq ("Digital"), AltaVista Company, a wholly-owned subsidiary of Digital ("AltaVista"), and Zoom Newco Inc., a wholly-owned subsidiary of CMGI ("Newco") (the "Purchase and Contribution Agreement"), which provides, among other things, that (1) Compaq and Digital will contribute to Newco certain assets and liabilities constituting the AltaVista division of Digital, (2) Compaq and/or Digital will receive 18,994,975 shares of CMGI Common Stock, 18,090.45 shares of CMGI Series D Preferred Stock and a three year promissory note of CMGI in the principal amount of $220 million, and (3) Compaq and/or Digital will receive approximately 17% of the outstanding shares of Newco Common Stock and CMGI will own the balance. The 18,090.45 shares of CMGI Series D Preferred Stock will have a stated value of $180,000,000 and will be converted, upon stockholder approval, into 1,809,045 shares of CMGI Common Stock. The closing of the acquisition will occur promptly following the satisfaction of all closing conditions set forth in the Purchase and Contribution Agreement, which include the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. It is expected that, following the closing, there will be held a special meeting of stockholders of CMGI at which stockholders will vote upon the conversion of the CMGI Series D Preferred Stock into CMGI Common Stock.



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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 1999               CMGI, INC.


                                  By: /s/ Andrew J. Hajducky III
                                     ----------------------------------
                                     Andrew J. Hajducky III
                                     Executive Vice President, Chief Financial
                                     Officer and Treasurer